Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199966

Dated December 2, 2015

IMAGE OMITTED J.P. Morgan TargetTracker: U.S. Equities 18/6 (USD) Index Performance Update - December 2015 OVERVIEW The J.P. Morgan TargetTracker: U.S. Equities 18/6 (USD) Index (ticker: EQJPTU18) (the “Index”) is an investable index intended to provide exposure to the performance of the S&P500 Index. The Index targets an annualized volatility of 18% on a daily basis by dynamically adjusting its exposure between the S&P500 Index and the cash component with a maximum exposure to the S&P500 Index of 200%. The Index is also subject to monthly return caps of 6% (72% per annum).

Hypothetical Back-Tested Data and Actual Historical Performance - November 30, 2005 to November 30, 2015
Hypothetical and Actual Historical Volatility - through November 30, 2015

Key Features of the Index Exposure to S&P 500 is dynamically adjusted on a daily basis to target a realized volatility of 18%. This means that exposure to S&P 500 is increased in the case realized volatility is below 18% (up to maximum of 200%) and decreased if realized volatility is above 18%. Monthly (21- day rolling periods) performance is capped at 6% (72% per annum). The Index is constructed of 21 equally weighted overlapping capped baskets used to reduce the impact of the monthly cap and smooth any effect of market timing. This allows the Index to always have exposure to the market. Index levels published on Bloomberg under the ticker EQJPTU18. Recent Index Performance Historical Performance* Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Full Year 2015 -3.88% 6.28% -2.73% 0.97% 1.57% -3.74% 2.47% -12.81% -2.04% 6.72% -0.13% -8.50% 2014 -6.55% 4.89% 0.78% -0.21% 3.60% 3.21% -3.10% 6.18% -2.96% 0.56% 2.73% -1.39% 7.20% 2013 6.59% 1.30% 5.42% 2.31% 1.70% -2.29% 5.71% -5.43% 4.66% 5.91% 4.45% 3.91% 39.19% 2012 3.17% 3.86% 3.72% -1.20% -8.42% 3.59% 1.58% 2.21% 3.42% -3.13% -0.45% 0.97% 8.88% 2011 3.27% 4.40% -0.94% 4.15% -2.05% -3.55% -2.73% -7.57% -3.99% 5.91% -0.13% 0.66% -3.43% *Represents the monthly and full calendar year performance of the Index based on, as applicable to the relevant monthly or annual measurement period, the hypothetical backtested daily Index closing levels from December 31, 2010 to July 15, 2014, and the actual historical performance as based on the daily Index closing levels from July 16, 2014 to November 30, 2015. See the last paragraph under ""Notes"" on page 2 for important information about the limitations of using hypothetical historical performance measures."

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com December 01, 2015

IMAGE OMITTEDIMAGE OMITTED Comparative Hypothetical and Historical Total Returns (%), Volatility (%), Correlation (%), and Leverage (%) – November 30, 2015 IMAGE OMITTED 5 Year 10 Year 10 Year 1 Year 5 Year 10 Year 1 Year Annualized Annualized Annualized 10 Year 10 Year Average Average Average Return Return Return Volatility Sharpe Ratio Correlation Leverage Leverage Leverage U.S. Equities 18/6 Index -9.72% 9.08% 5.64% 17.57% 0.32 - 167.80% 125.25% 127.35% S&P 500 Index 0.62% 11.99% 5.23% 20.70% 0.25 84.12% IMAGE OMITTED IMAGE OMITTED Hypothetical and Historical Capped Return Percentages – November 30, 2015 IMAGE OMITTED 1 Year Percentage of 5 Year Percentage of 10 Year Percentage of Capped Returns Capped Returns Capped Returns U.S. Equities 18/6 Index 13.15% 10.64% 8.77% IMAGE OMITTEDIMAGE OMITTED Notes Hypothetical, historical performance measures: Represents the performance of the J.P. Morgan TargetTracker: U.S. Equities 18/6 (USD) Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily closing levels through July 15, 2014, and the actual historical performance from July 16, 2014 through November 30, 2015 and the actual historical performance of the S&P 500 over the same periods. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded). There is no guarantee the J.P.Morgan TargetTracker: U.S. Equities 18/6 (USD) Index will outperform the S&P500 Index, or any other alternative investment strategy. Sources: Bloomberg and JPMorgan. Volatility: historical six-month annualized volatility levels are presented for informational purposes only. Volatility levels are calculated from the historical returns, as applicable to the relevant measurement period, of the J.P. Morgan TargetTracker: U.S. Equities 18/6 (USD) Index, and the S&P500 Index. Volatility represents the annualized standard deviation of the relevant index’s arithmetic daily returns. The Sharpe Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility. Index Live Date: 07/16/2014 Key Risks The Index may not be successful. It may not outperform an alternative strategy related to the Equity Component or achieve its target volatility. Our affiliate, JPMS plc, is the index calculation agent and Index Sponsor and may adjust the index in a way that affects its level and has no obligation to consider your interests. The Index has a limited operating history and may perform in unanticipated ways. The Index is subject to short-term borrowing costs when exposure to Equity Component is greater than 100%. The Index may underperform its Equity Component or a direct investment in the component equity securities of its Equity Component. The daily adjustment of the exposure of the Index to its Equity Component will vary, and the Index may be partially uninvested in its Equity Component or may have leveraged exposure to its Equity Component. The Index is subject to monthly (21- day rolling periods) performance return caps of 6% (72% per annum). If the value of the Equity Component changes, the level of the Index and the market value of your CDs may not change in the same manner. The Index comprises notional assets and liabilities. The Index is subject to market risks. The investment strategy used to construct the Index involves daily adjustments to its synthetic exposure to its Equity Component. The Equity Component of the Index may be replaced by a substitute index in certain extraordinary events. The risks identified above are not exhaustive. You should review carefully the related "Risk Factors" section in the relevent product supplement and underlying supplement and the "Selected Risk Considerations" in the relevant term sheet or pricing supplement. DISCLAIMER JPMorgan Chase & Co. (“J.P. Morgan”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free (866) 535-9248.Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No. 333-199966 IMAGE OMITTED

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com December 01, 2015